FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS

       Highlights:

➢	2009 Adjusted EBITDA hits record $201.7 million
➢	Fourth quarter Adjusted EBITDA increases to $40.3 million
➢	Fourth quarter margins improve to $12.11 per ton
➢	Boosting low-volatile met production in response to increasing demand

Scott Depot, West Virginia, January 28, 2010 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the fourth quarter and full year ended December 31, 2009.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest, rose to $40.3 million for the fourth quarter of 2009 compared to $12.5 million for the fourth quarter of 2008.

•
The Company reported a net loss of $11.3 million, or $0.07 per share on a diluted basis, for the fourth quarter of 2009 compared with a net loss of $37.4 million, or $0.24 per share on a diluted basis, for the same quarter in the prior year.

•
Fourth quarter 2009 financial results include a non-cash charge of $13.3 million for losses on extinguishment of debt resulting from private exchanges of $63.5 million aggregate principal amount of the Company’s 9% Convertible Senior Notes (“Convertible Notes”) due 2012 for 18.7 million shares of the Company’s common stock. Excluding the non-cash charge, the Company would have reported net income of $0.1 million, or essentially break-even per share on a diluted basis, for the fourth quarter of 2009.

•	Revenues were $246.0 million for the fourth quarter of 2009 compared to $257.7 million for the fourth quarter of 2008.

•	Margin per ton sold increased to $12.11 in the fourth quarter of 2009, compared to $4.51 for the same period in 2008.

“We enter 2010 with positive momentum despite the general weakness in the global economy,” said Ben Hatfield, ICG’s President and CEO. “Both Adjusted EBITDA and margin on coal sales more than doubled compared to the fourth quarter of 2008.  Our focus on cost control has been successful even while operating at reduced production levels due to weak demand. Improved shipments of metallurgical coal partially offset lower-than-expected thermal coal shipments and weather-related rail service delays.”

Hatfield continued, “Despite the broad market weakness our industry encountered in 2009, a growing number of signs point toward meaningful thermal coal price recovery in 2010:

•	Natural gas prices have climbed above the critical $5.00 benchmark, thus encouraging utilities to increase coal utilization.
•	Unusually cold winter weather throughout most of the country in December and January accelerated stockpile normalization.
•	Continued economic recovery is expected to lift industrial electricity demand.
•	Demand for high-volatile metallurgical coal has increased substantially and is expected to reduce the supply of coal available for eastern thermal markets.”

Hatfield concluded, “We expect metallurgical coal demand to continue to improve in 2010 due to tighter global markets and increased domestic utilization. Met pricing has increased rapidly since early December and we have recently secured several new contracts at attractive prices.”

2009 Full-Year Results

Revenues for the years ended December 31, 2009 and December 31, 2008 each totaled $1.1 billion. The Company reported 2009 Adjusted EBITDA of $201.7 million, the highest level in Company history, compared to $127.2 million for 2008.  Net income for 2009 was $21.5 million, or $0.14 per share on a diluted basis, versus a net loss for 2008 of $26.2 million, or $0.17 per share on a diluted basis.

The Company’s 2009 results include a non-cash charge totaling $13.3 million for losses on extinguishment of debt resulting from private exchanges of the Company’s Convertible Notes and $42.6 million of revenue related to the termination of several coal supply agreements.

Results in 2008 include a non-cash charge of $37.4 million for goodwill impairment and non-recoverable mine development costs and a $24.6 million gain realized on the exchange of coal reserves.

Sales, Production and Reserves

ICG sold 3.8 million tons of coal during the fourth quarter of 2009 compared to 4.4 million tons during the fourth quarter of 2008. Production totaled 3.6 million tons in the fourth quarter of 2009 versus 4.3 million tons in the same period of 2008.

As of December 31, 2009, ICG controlled approximately 1.1 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the Company controlled approximately 431 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

•
On December 21, 2009, Allegheny Energy, the sole customer of the Company’s Sycamore 2 mine and a substantial contract customer at two other operations, ended its three-month suspension of contract shipments reportedly due to improving demand.  The Sycamore 2 mine was immediately restarted.  All three of the affected mining operations have now returned to normal production levels.

•	ICG Beckley commenced production from a third section on November 30, 2009 that is expected to increase production of premium low-volatile metallurgical coal by approximately 300,000 tons in 2010.

•
On November 16, 2009, the Company reached a settlement with the Kentucky Waterways Alliance and the Sierra Club in a lawsuit over the issuance of a Clean Water Act Section 404 permit to ICG Hazard’s Thunder Ridge surface mine in Leslie County, Kentucky. Under the settlement, ICG Hazard was allowed to construct a fourth and final valley fill at the Thunder Ridge mine in exchange for a contribution to a non-profit group conducting watershed assessments.

•
In the fourth quarter, ICG ADDCAR began manufacturing a new Steep-Dip Highwall Mining System for delivery to a coal producer in India. The highwall mining system is expected to be shipped in the second quarter of 2010.

Committed Sales and Market Outlook

For 2010, committed and priced sales are approximately 15.5 million tons, or about 91% of planned shipments, at an average price of approximately $61.50 per ton, excluding freight and handling expenses.  Approximately 1.0 million uncommitted tons for 2010 are expected to be marketed as metallurgical coal.  Metallurgical coal sales in 2010 are projected to total approximately 2.4 million tons.

For 2011, committed and priced sales are approximately 8.1 million tons, or 49% of planned shipments, at an average price of $55.50 per ton, excluding freight and handling expenses. The Company expects to sell approximately 2.5 million tons of metallurgical coal in 2011, essentially all of which is unpriced.

The Company believes that producer discipline and improved demand will result in utility inventories approaching normalized levels by mid-to-late summer.  According to published reports, utility stockpiles were reduced by nearly 30.0 million tons in December 2009 and early January 2010. In addition, growing thermal demand from Asia offers encouraging signs that U. S. exports could rebound by mid-year, further improving market fundamentals.

Liquidity and Debt

As of December 31, 2009, the Company had $92.6 million in cash and $26.4 million in borrowing capacity available under its credit agreement.  Total debt was $386.5 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $161.5 million of 9% Convertible Senior Notes.

In December 2009, the Company entered into a series of privately negotiated agreements in order to exchange its outstanding Convertible Notes.  In connection with such agreements, the Company issued a total of 18.7 million shares of its common stock in exchange for $63.5 million aggregate principal amount of its Convertible Notes through December 31, 2009.  One of the exchange agreements, as amended, provided for closing of additional exchanges on each of January 11, 2010 and January 19, 2010.  In connection with this agreement, the noteholder exchanged an additional $22.0 million aggregate principal amount of Convertible Notes for 6.2 million shares of the Company’s common stock in January 2010.  As a result of these private exchanges, the Company has reduced its indebtedness by approximately $85.5 million, and its related annual interest expense by approximately $10.0 million.

Also in December, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC). The statement, which was declared effective on January 15, 2010, is expected to provide the Company with the flexibility to raise up to $600.0 million through future sales of securities, including common stock and debt securities. The registration is effective for three years.

Current Guidance

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2010, the Company expects to sell 16.7 million to 17.3 million tons of coal, including approximately 2.4 million tons of metallurgical coal. The average selling price is projected to be $62.00 to $64.00 per ton, with an average cost of $49.50 to $51.50 per ton, excluding selling, general and administrative expenses. The Company expects coal production to be 16.0 million to 16.4 million tons.

•	Adjusted EBITDA is expected to be in the range of $170 million to $200 million in 2010.

•	The Company’s expectation for average coal pricing by region for 2010 is as follows:

Region	2010 Forecast
Central Appalachia	$70.00 - $72.00
Northern Appalachia	$60.00 - $63.00
Illinois Basin	$36.25 - $36.75
Average	$62.00 - $64.00

•	The Company anticipates 2010 capital expenditures of approximately $85.0 million to $95.0 million.

•	In 2011, the Company expects to sell 16.5 million to 18.0 million tons of produced coal, including approximately 2.5 million tons of metallurgical coal.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming;  impairment of the value of our long-lived and deferred tax assets; our liquidity, including the ability to adhere to financial covenants related to our borrowing arrangements, results of operations and financial condition; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2008 Annual Report on Form 10-K/A and subsequent filings with the SEC which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of December 31, 2009 unless otherwise noted.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008
(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
REVENUES:
Coal sales revenues	$231,325	$236,282	$1,006,606	$998,245
Freight and handling revenues	5,827	9,739	26,279	45,231
Other revenues	8,812	11,706	92,464	53,260
Total revenues	245,964	257,727	1,125,349	1,096,736
COSTS AND EXPENSES:
Cost of coal sales	184,842	216,385	832,214	882,983
Freight and handling costs	5,827	9,739	26,279	45,231
Cost of other revenues	7,399	7,825	36,089	35,672
Depreciation, depletion and amortization	26,790	25,169	106,084	96,047
Selling, general and administrative	8,117	11,096	32,749	38,147
Impairment loss	—	37,428	—	37,428
(Gain) loss on sale of assets, net	(475)	157	(3,659)	(32,518)
Total costs and expenses	232,500	307,799	1,029,756	1,102,990
Income (loss) from operations	13,464	(50,072)	95,593	(6,254)
INTEREST AND OTHER INCOME(EXPENSE)
Loss on extinguishment of debt	(13,293)	—	(13,293)	—
Interest expense, net	(13,403)	(12,824)	(53,044)	(43,643)
Total interest and other income (expense)	(26,696)	(12,824)	(66,337)	(43,643)
Income (loss) before income taxes	(13,232)	(62,896)	29,256	(49,897)
INCOME TAX BENEFIT (EXPENSE)	1,942	25,485	(7,732)	23,670
Net income (loss)	(11,290)	(37,411)	21,524	(26,227)
Net (income) loss attributable to noncontrolling interest	(43)	3	(66)	—
Net income (loss) attributable to International Coal Group, Inc.	$(11,333)	$(37,408)	$21,458	$(26,227)

Other Data:
Adjusted EBITDA (a)	$40,254	$12,525	$201,677	$127,221
Earnings per share:
Basic	$(0.07)	$(0.24)	$0.14	$(0.17)
Diluted	$(0.07)	$(0.24)	$0.14	$(0.17)
Weighted-average shares:
Basic	155,889,377	152,765,879	153,630,446	152,632,586
Diluted	155,889,377	152,765,879	155,386,263	152,632,586

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$92,641	$63,930
Accounts receivable, net	80,291	75,321
Inventories, net	82,037	58,788
Deferred income taxes	15,906	17,649
Prepaid expenses and other	17,734	32,303
Total current assets	288,609	247,991

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,038,200	1,069,297
DEBT ISSUANCE COSTS, net	7,634	10,462
ADVANCE ROYALTIES, net	18,025	17,462
OTHER NON-CURRENT ASSETS	15,492	5,435
Total assets	$1,367,960	$1,350,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$63,582	$75,810
Short-term debt	2,166	4,741
Current portion of long-term debt and capital leases	17,794	15,319
Current portion of reclamation and mine closure costs	9,390	11,139
Current portion of employee benefits	3,973	3,359
Accrued expenses and other	74,803	87,704
Total current liabilities	171,708	198,072

LONG-TERM DEBT AND CAPITAL LEASE	366,515	417,551
RECLAMATION AND MINE CLOSURE COSTS	65,601	68,107
EMPLOYEE BENEFITS	63,767	56,563
DEFERRED INCOME TAXES	57,399	51,154
BELOW-MARKET COAL SUPPLY AGREEMENTS	29,939	43,888
OTHER NON-CURRENT LIABILITIES	3,797	6,195
Total liabilities	758,726	841,530

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	1,728	1,533
Treasury stock	(14)	—
Additional paid-in capital	732,124	656,997
Accumulated other comprehensive income (loss)	1,048	(2,277)
Retained deficit	(125,713)	(147,171)
Total International Coal Group, Inc. stockholders’ equity	609,173	509,082
Noncontrolling interest	61	35
Total stockholders’ equity	609,234	509,117
Total liabilities and stockholders’ equity	$1,367,960	$1,350,647

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(in thousands)

	Year ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,524	$(26,227)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	106,084	96,047
Loss on extinguishment of debt	13,293	—
Impairment loss	—	37,428
Amortization of deferred finance costs and debt discount	7,001	6,141
Amortization of accumulated employee benefit obligations	(102)	(518)
Compensation expense on share based awards	3,705	4,174
Gain on sale of assets, net	(3,659)	(32,518)
Provision for bad debt	(1,294)	994
Deferred income taxes	7,859	(24,434)
Changes in assets and liabilities:
Accounts receivable	(3,676)	7,918
Inventories	(23,249)	(17,333)
Prepaid expenses and other	14,569	(3,545)
Other non-current assets	399	(2,744)
Accounts payable	(16,814)	7,116
Accrued expenses and other	(13,089)	24,677
Reclamation and mine closure costs	1,341	(5,281)
Other liabilities	1,862	6,834
Net cash from operating activities	115,754	78,729
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	3,695	8,786
Additions to property, plant, equipment and mine development	(66,345)	(132,197)
Cash paid related to acquisitions, net	—	(603)
Deposits of restricted cash	(10,468)	(26)
Distribution to joint venture	(40)	—
Net cash from investing activities	(73,158)	(124,040)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	2,611	6,310
Repayments on short-term debt	(5,186)	(1,569)
Borrowings on long-term debt	9,086	3,496
Repayments on long-term debt	(19,104)	(6,295)
Purchases of treasury stock	(14)	—
Proceeds from stock options exercised	—	149
Debt issuance costs	(1,278)	—
Net cash from financing activities	(13,885)	2,091
NET CHANGE IN CASH AND CASH EQUIVALENTS	28,711	(43,220)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	63,930	107,150
CASH AND CASH EQUIVALENTS, END OF PERIOD	$92,641	$63,930

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008 (Unaudited)
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net income (loss) attributable to International Coal Group, Inc.	$(11,333)	$(37,408)	$21,458	$(26,227)
Depreciation, depletion and amortization	26,790	25,169	106,084	96,047
Interest expense, net	13,403	12,824	53,044	43,643
Income tax (benefit) expense	(1,942)	(25,485)	7,732	(23,670)
Loss on extinguishment of debt	13,293	—	13,293	—
Impairment losses	—	37,428	—	37,428
Noncontrolling interest	43	(3)	66	—
Adjusted EBITDA	$40,254	$12,525	$201,677	$127,221

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended December 31, 2009:
Tons sold	2,272	844	554	167	3,837
Coal sales revenues	$155,843	$49,135	$19,163	$7,184	$231,325
Cost of coal sales	$117,541	$40,993	$17,018	$9,290	$184,842
Coal sales revenue per ton (b)	$68.60	$58.22	$34.59	$43.00	$60.29
Cost of coal sales per ton (b)	$51.74	$48.58	$30.72	$55.60	$48.18

For the three months ended December 31, 2008:
Tons sold	2,709	968	569	166	4,412
Coal sales revenues	$159,540	$52,404	$17,177	$7,161	$236,282
Cost of coal sales	$152,231	$45,901	$12,877	$5,376	$216,385
Coal sales revenue per ton (b)	$58.91	$54.17	$30.17	$43.01	$53.56
Cost of coal sales per ton (b)	$56.21	$47.45	$22.62	$32.29	$49.05

For the years ended December 31, 2009:
Tons sold	9,984	3,803	2,254	792	16,833
Coal sales revenues	$682,088	$207,022	$75,817	$41,679	$1,006,606
Cost of coal sales	$554,368	$182,607	$62,958	$32,281	$832,214
Coal sales revenue per ton (b)	$68.32	$54.43	$33.63	$52.62	$59.80
Cost of coal sales per ton (b)	$55.53	$48.01	$27.93	$40.76	$49.44

For the years ended December 31, 2008:
Tons sold	11,617	3,937	2,331	1,029	18,914
Coal sales revenues	$672,077	$209,932	$69,796	$46,440	$998,245
Cost of coal sales	$595,683	$193,389	$57,424	$36,487	$882,983
Coal sales revenue per ton (b)	$57.85	$53.33	$29.94	$45.10	$52.78
Cost of coal sales per ton (b)	$51.28	$49.13	$24.63	$35.43	$46.68

(b)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue per ton and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.